Exhibit 3.2

ARTICLES OF AMENDMENT
OF
ARTICLES OF ORGANIZATION
OF
CNB FINANCIAL CORP.

(Pursuant to MA General Laws, Chapter 156D)

CNB Financial Corp., a corporation organized and existing under and by virtue of the General Laws of the Commonwealth of Massachusetts, does hereby certify:

First:    That resolutions of the Board of Directors of said corporation were duly adopted setting forth the proposed amendment of the Articles of Organization of said corporation, declaring such amendment to be advisable.  The resolutions setting forth the proposed amendment are as follows:

NOW, THEREFORE, BE IT RESOLVED, that the following amendment, which shall replace Article III of the Company’s Articles of Organization in its entirety, is hereby approved and declared advisable by the Board of Directors:

The total number of shares and par value of each class of shares that the Corporation is authorized to issue is as follows:

Without Par Value		With Par Value
Type	Number of Shares	Type	Number of Shares	Par Value
		Common	10,000,000	$1.00
		Preferred	1,000,000	$1.00

; and

BE IT FURTHER RESOLVED, that the following amendment, which shall replace Article IV of the Company’s Articles of Organization in its entirety, is hereby approved and declared advisable by the Board of Directors:

Section 4.1 Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of shares of Preferred Stock with or without series, and, by filing a certificate pursuant to the applicable law of The Commonwealth of Massachusetts (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series and to fix the designation, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each such series.  If at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than the total number of authorized shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.  Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series except as set forth in the Certificate of Designation.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of one or more of the following:

(a)
The number of shares constituting that series, which number may be increased or decreased (but not below the number of shares of such series than outstanding) from time to time by the Board of Directors, and distinctive designation of that series;

(b)
Whether any dividend shall be paid on shares of that series, and, if so, the dividend rate on the shares of that series; whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	Whether shares of that series shall have voting rights in addition to the voting rights provided by law and if so, the terms of such voting rights;

(d)
Whether shares of that series shall be convertible into shares of common stock or another security and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)
Whether shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(f)
Whether, in the event of purchase or redemption of the shares of that series, any shares of that series shall be restored to the status of authorized but unissued shares or shall have such other status as shall be set forth in the Certificate of Designation;

(g)
The rights of the shares of that series in the event of the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation or entity, or the merger of any other corporation or entity into it, or the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of shares of that series to payment in any such event;

(h)	The price of other consideration for which the shares of such series shall be issued;

(i)
Whether shares of that series shall carry any preemptive right in or preemptive right to subscribe to any additional shares of Preferred Stock or any shares of any other class of stock which may at any time be authorized or issued, or any bonds, debentures or other securities convertible into shares of stock of any class of the Corporation, or options or warrants carrying rights to purchase such shares of securities; and

(j)	Any other designations, preferences, voting powers, qualifications, and special or relative rights or privileges of the shares of that series.

Except as specifically provided in these Articles, the holders of Preferred Stock shall not be entitled to any vote and shall not have any voting rights concerning the designation or issuance of any shares of Preferred Stock authorized by and complying with the  conditions of these Articles, and subject to the authority of the Board of Directors or any authorized committee hereof as set forth above, the right to any such vote is expressly waived by all present and future holders of the capital stock of the Corporation.

Second:  That, thereafter, pursuant to resolutions adopted by the corporation’s Board of Directors, the stockholders of said corporation approved the amendment at a duly called special meeting of stockholders.

Third:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Chapter 180, Section 7 of the General Laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, said CNB Financial Corp. has caused these Articles of Amendment to be signed this 5th day of February, 2009.

CNB FINANCIAL CORP.

By:	/s/ Charles R. Valade
Charles R. Valade
President and Chief Executive Officer